UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2016

INOVALON HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36841 (Commission File Number)	47-1830316 (IRS Employer Identification No.)

4321 Collington Road Bowie, Maryland	20716
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 809-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 19, 2016, the Board of Directors (“Board”) of Inovalon Holdings, Inc. (the “Company”) adopted and approved an Executive Change in Control Severance Plan (the “Plan”).  The Plan applies to each member of the Company’s (a) executive leadership team (“ELT”), which includes each of the Company’s named executive officers, (b) full-time employees of the Company at the level of associate vice president and above, and (c) other employees designated from time to time by the Board or a committee thereof designated by the Board (each a “Participant” and collectively, the “Participants”).

The Plan provides for severance benefits in the event of a qualifying termination (as defined in the Plan) of a Participant’s employment (a) by the Company without cause (as defined in the Plan) within 60 days in advance of or within 24 months following a change in control (as defined in the Company’s 2015 Omnibus Incentive Plan and as limited by the Plan) or (b) by such Participant for good reason (as defined in the Plan) within 24 months following a change in control.

Under the terms of the Plan, subject to the execution and effectiveness of a release of claims against the Company, following a qualifying termination, the Company will provide the Participant a cash payment in an amount equal to the product of the Participant’s applicable severance multiplier (as set forth in the Plan) times the Participant’s base salary in effect on the date of the qualifying termination or, if greater, in effect on the date of the change in control.  Participants are each assigned applicable severance multipliers based on their level of employment.  As set forth in the Plan, the applicable severance multiplier for all members of the ELT is 1.50x.  In addition, upon a qualifying termination, a Participant’s unvested time and performance-based equity awards become fully vested.

The Plan does not obligate the Company to provide for a gross-up payment to any Participant to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 of the Internal Revenue Code of 1986, as amended.

The Plan will be administered by the Board or a committee thereof designated by the Board.  The Plan is effective as of May 19, 2016 and the Board may amend or terminate the Plan at any time in its sole discretion; provided that, in anticipation of a specific identified change in control, the Board will not revoke, suspend or terminate the Plan, and will not amend or modify the Plan in a way that is unfavorable to Participants, without the written consent of the Participants.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of which is attached hereto and filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Item 5.07              Submission of Matters to a Vote of Security Holders.

At the Company’s annual meeting of stockholders held on May 18, 2016 (the “Annual Meeting”), the Company’s stockholders voted on the following matters: (1) the election of five directors to hold office until the 2017 annual meeting of stockholders or until their successors are duly elected and qualified, including Keith R. Dunleavy, M.D., Denise K. Fletcher, Andre S. Hoffmann, Lee D. Roberts and William J. Teuber, Jr.; and (2) the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.  The final results for the votes regarding each proposal are set forth below.

Proposal 1 - Election of Directors

At the Annual Meeting, the following persons comprising the entire previous Board of the Company were duly elected as directors of the Company to hold office until the 2017 annual meeting of stockholders or until their successors are duly elected and qualified: Keith R. Dunleavy, M.D., Denise K. Fletcher, Andre S. Hoffmann, Lee D. Roberts and William J. Teuber, Jr. The table below sets forth the voting results for each director nominee:

	For	Withheld	Broker Non- Votes

Keith R. Dunleavy, M.D.	826,905,359	4,428,919	6,440,186

Denise K. Fletcher	816,156,298	15,177,980	6,440,186

Andre S. Hoffmann	815,927,036	15,407,242	6,440,186

Lee D. Roberts	826,904,243	4,430,035	6,440,186

William J. Teuber, Jr.	816,158,052	15,176,226	6,440,186

Proposal 2 - Ratification of Selection of Independent Registered Auditor

At the Annual Meeting, the Company’s stockholders ratified the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. The table below sets forth the voting results for this proposal:

	For	Against	Abstain
Deloitte & Touche LLP	837,721,476	52,120	868

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.1	Inovalon Holdings, Inc. Executive Change in Control Severance Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVALON HOLDINGS, INC.

Dated: May 23, 2016	By:	/s/ KEITH R. DUNLEAVY, M.D.
Keith R. Dunleavy, M.D.
Chief Executive Officer and Chairman